Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-151119 on Form S-3, and 333-127889-01, 333-71990-01 and 333-63101-01 on Form S-8 of our reports dated February 25, 2010, relating to the consolidated financial statements and financial statement schedule of Wisconsin Public Service Corporation and subsidiary, and the effectiveness of Wisconsin Public Service Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Wisconsin Public Service Corporation for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 25, 2010